Exhibit 8.1

Madrid, April 22, 2005

TELEFÓNICA, S.A.

Gran Vía, 28

Madrid - 28013

Spain

Ladies and Gentlemen:

Merger of TELEFÓNICA, S.A. and TERRA NETWORKS, S.A.

We have acted as Spanish counsel to TELEFÓNICA, S.A. (“Telefónica”), a corporation (sociedad anónima) organized under the laws of Spain, in connection with its merger with TERRA NETWORKS, S.A. (“Terra”), a corporation (sociedad anónima) organized under the laws of Spain (the “Merger”). In relation to the Merger we have participated in the preparation of the Registration Statement on Form-4 dated April 22, 2005 (the “Registration Statement”) filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, related to the Merger.

We hereby confirm that the discussion set forth in the joint information statement/prospectus included in the Registration Statement in Part III, under the captions “Income Tax Consequences of the Merger. Spanish taxation” and “Income Tax Considerations of Ownership of Ordinary Shares and ADSs of Telefonica and Terra Networks—Spanish Tax Considerations” is our opinion.

We are lawyers admitted to practice in Spain and the foregoing opinion is limited to the laws of Spain as in effect on the date hereof.

This opinion letter is rendered to Telefónica in connection with the above described transaction. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.

Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement or any subsequent amendment thereto and to the use of our name under the captions “Material Spanish and U.S. Federal Income Taxation Consequences” and “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/    RAFAEL GARCÍA LLANEZA

Rafael García Llaneza